Exhibit 99.3


                        American National Bankshares Inc.


                                     March 29, 2002




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Confirmation of Arthur Andersen LLP's Representations

Ladies and Gentlemen:

     American National Bankshares Inc. (the "Corporation") is filing its Annual Report on Form 10-K today with consolidated financial statements audited by Arthur Andersen LLP ("Andersen"). In accordance with Temporary Note 3T to
Article 3 of Regulation S-X, this letter confirms that the Corporation has received certain required representations from Andersen in a letter dated March 28, 2002.

     Andersen has represented to the Corporation that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. Andersen further represented that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Andersen represented that the availability of personnel at foreign affiliates of Andersen was not relevant to this audit.


                                     Very truly yours,

                                     /s/ Brad E. Schwartz
                                     ------------------------------
                                     Brad E. Schwartz
                                     Senior Vice President and
                                     Chief Financial Officer